Exhibit 10.2

TAX MATTERS AGREEMENT

This Tax Matters Agreement (the “Agreement”), dated as of June 26, 2015, is by and among Gannett Co., Inc., a Delaware corporation (“Parent”), and Gannett SpinCo, Inc., a Delaware corporation (“SpinCo”), and all of its direct and indirect Subsidiaries (SpinCo and its present and future Subsidiaries shall be collectively referred to herein as the “SpinCo Entities”).

WHEREAS, one or more of the SpinCo Entities is a member of the affiliated group of corporations of which Parent is the common parent corporation and which files a consolidated federal income tax return and combined and consolidated state tax returns;

WHEREAS, following the Distribution Date (as such term is defined in the Separation and Distribution Agreement between Parent and SpinCo, dated as of June 26, 2015 (the “Separation Agreement”)), such SpinCo Entities will no longer be included in the affiliated group of corporations (within the meaning of Section 1504 of the Code) of which Parent is the common parent; and

WHEREAS, Parent and the SpinCo Entities desire to set forth their agreement regarding the allocation of taxes, the filing of tax returns, the administration of tax contests and other related tax matters.

NOW, THEREFORE, in consideration of the mutual obligations and undertakings contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined) and capitalized terms used by not defined herein shall have the meaning ascribed to them in the Separation Agreement:

“Active Trade or Business” means the active conduct (as defined in Section 355(b)(2) of the Code and the regulations thereunder) by SpinCo and its “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code) of the SpinCo Business as conducted immediately prior to the Distribution.

“Affiliate” means, with respect to any specified person, a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified person.

“Board Certificate” has the meaning set forth in Section 8.02(d) of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Group” means the affiliated group of corporations (within the meaning of Section 1504 of the Code) of which Parent is the common parent for any Pre-Closing Tax Period (and any successor group).

“Contribution” has the meaning set forth in the Separation Agreement.

“Distribution” has the meaning set forth in the Separation Agreement.

“Distribution Date” means the date of the Distribution.

“Extraordinary Transaction” means any action that is not in the Ordinary Course of Business, but shall not include any action described in the Separation Agreement or any Ancillary Agreement or that is undertaken pursuant to the Contribution or the Distribution.

“Fifty-Percent or Greater Interest” shall have the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code.

“Filing Date” has the meaning set forth in Section 8.05(d) of this Agreement.

“Final Determination” means the final resolution of liability for any Tax with respect to a taxable period (i) by Internal Revenue Service Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the Internal Revenue Service (the “IRS”), or by a comparable form under the laws of other jurisdictions; except that a Form 870 or 870-AD or comparable form that reserves (whether by its terms or by operation of the law) the right of the taxpayer to file a claim for a refund and/or the right of the Taxing Authority to assert a further deficiency shall not constitute a Final Determination; (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and may not be appealed; (iii) by a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreements under the laws of other jurisdictions; (iv) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the Taxing Authority jurisdiction; or (v) by any other final disposition, including by reason of the expiration of the applicable statute of limitations.

“Foreign Taxes” means any Taxes imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession that are imposed on, allocated or attributable to or incurred or payable by the SpinCo Business or the SpinCo Entities and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Member” has the meaning ascribed to such term in Treasury Regulation Section l.1502-1(b).

“Notified Action” has the meaning set forth in Section 8.03(a) of this Agreement.

“Ordinary Course of Business” means an action taken by a Person only if such action is taken in the ordinary course of the normal day-to-day operations of such Person.

“Parent Entity” means Parent and its Affiliates, as determined immediately after the Separation.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for U.S. federal income tax purposes.

“Post-Closing Tax Period” means any taxable period beginning after the Distribution Date and, with respect to a taxable period that begins on or before such date and ends thereafter, the portion of such taxable period beginning after the Distribution Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Distribution Date and, with respect to a taxable period that begins on or before such date and ends thereafter, the portion of such taxable period ending on the Distribution Date.

“Pre-Closing Taxes” means any Taxes that are imposed, allocated or attributable to or incurred or payable by any SpinCo Entity for any Pre-Closing Tax Period, provided that in the case of  Sales and Use Taxes, Pre-Closing Taxes shall not include any Sales and Use Taxes reported on a Tax Return required to be filed after the Distribution Date.  For purposes of calculating “Pre-Closing Taxes”, any liability for Taxes attributable to a Tax period that begins before and ends after the Closing Date shall be apportioned between the portion of such period ending on such date and the portion of such period beginning after such date (a) in the case of any Property Taxes, by apportioning such Taxes on a per diem basis, (b) in the case of Sales and Use Taxes, to the portion of the period during which the Tax Return on which such Taxes are reflected is required to be filed, and (c) in the case of all other Taxes, on the basis of a closing of the books, provided, that exemptions, allowances or deductions that are calculated on an annual basis shall be apportioned on a per diem basis.

“Prime Rate” means the rate that Bloomberg displays as “Prime Rate by Country United States” at www.bloomberg.com/markets/rates-bonds/key-rates/ or on a Bloomberg terminal at PRIMBB Index.

“Property Taxes” means mean any real, personal, and intangible ad valorem property Taxes that are imposed on, allocated or attributable to or incurred or payable by the SpinCo Business or the SpinCo Entities, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by SpinCo management or shareholders, is a hostile acquisition, or otherwise, as a result of which SpinCo would merge or consolidate with any other person or as a result of which any person or any group of related persons would (directly or indirectly) acquire, or have the right to acquire, from SpinCo and/or one or more holders of outstanding shares of SpinCo Capital Stock, a number of shares of SpinCo Capital Stock that would, when combined with any other changes in ownership of SpinCo Capital Stock pertinent for purposes of Section 355(e) of the Code, comprise 40% or more of (A) the value of all outstanding shares of stock of SpinCo as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (B) the total combined voting power of all outstanding shares of voting stock of SpinCo as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (A) the adoption by SpinCo of a Shareholder Rights Plan or (B) issuances by SpinCo that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d).  For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.

“Protective Section 336(e) Election” has the meaning set forth in Section 8.06.

“Representation Letters” means the representation letters and any other materials delivered or deliverable by Parent and others in connection with the rendering by Tax Advisor of the Tax Opinion.

“Reverse Timing Difference” means an adjustment to a Tax Return that results in (a) an increase in income, gain or recapture, or a decrease in deduction, loss or credit, of any member of the SpinCo Group for a Post-Closing Tax Period and (b) an increase in deduction, loss or credit, or a decrease in income, gain or recapture, of any Parent Entity for any Pre-Closing Tax Period.

“Sales and Use Taxes” mean any sales, use, value added or similar Taxes and fees that are imposed on, allocated or attributable to or incurred or payable by the SpinCo Business or the SpinCo Entities, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Section 8.02(d) Acquisition Transaction” means any transaction or series of transactions that is not a Proposed Acquisition Transaction but would be a Proposed Acquisition Transaction if the percentage reflected in the definition of Proposed Acquisition Transaction were 25% instead of 40%.

“Separate Return” means (a) in the case of any Tax Return of any Parent Entity (including any consolidated, combined or unitary return), any such Tax Return that does not include any SpinCo Entity and (b) in the case of any Tax Return of any SpinCo Entity (including any consolidated, combined or unitary return), any such Tax Return that does not include any Parent Entity.

“SpinCo Separate Return Taxes” means any Taxes required to be reflected on a SpinCo Separate Return, including (i) any Foreign Taxes and (ii) any South Carolina or Virginia State Income Taxes reflected on a post-apportionment nexus combined Tax Return.

“SpinCo Business” means the business and assets contributed to, or owned by, SpinCo pursuant to the Separation Agreement.

“SpinCo Capital Stock” means all classes or series of capital stock of SpinCo, including (i) the SpinCo Common Stock, (ii) all options, warrants and other rights to acquire such capital stock and (iii) all instruments properly treated as stock in SpinCo for U.S. federal income tax purposes.

“SpinCo Federal Consolidated Income Tax Return” means any United States federal income Tax Return for the affiliated group of corporations (within the meaning of Section 1504 of the Code) of which SpinCo is the common parent (and any successor group).

“SpinCo Group” means SpinCo and its Affiliates, excluding any entity that is a Parent Entity.

“SpinCo Separate Return” means any Separate Return of SpinCo or any member of the SpinCo Group.

“Shareholder Rights Plan” means any plan or arrangement of the sort commonly referred to as a “rights plan” or “stockholder rights plan” or “shareholder rights plan” or “poison pill” that is designed to increase the cost to a potential acquirer of exceeding the applicable ownership thresholds through the issuance of new rights, common stock or preferred shares (or any other security or device that may be issued to stockholders of SpinCo other than ratably to all stockholders of SpinCo) that carry severe redemption provisions, favorable purchase provisions or otherwise, and any related rights agreement that effectuates the Shareholder Rights Plan.

“State Affiliated Companies” means all entities that Parent determines are included in a State Combined or Consolidated Return or that any jurisdiction determines under applicable law are included in a State Combined or Consolidated Return.

“State Combined or Consolidated Return” means a single state or local Tax Return filed for (i) one or more of Parent and its Subsidiaries (other than any SpinCo Entity) and (ii) one or more SpinCo Entities.

“State Income Taxes” means any Tax imposed by any State of the United States or by any political subdivision of any such State which is imposed on or measured by net income, including state and local franchise or similar Taxes measured by net income, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“State Group” means any group of corporations filing a State Combined or Consolidated Return.

“Subsidiary” means a corporation, limited liability company, partnership or other entity, whether or not such entity is treated as such for tax purposes.

“Tax” or “Taxes” means any and all forms of taxation, whenever created or imposed by a Taxing Authority, and, without limiting the generality of the foregoing, shall include net income, alternative or add-on minimum, estimated, gross income, sales, use, ad valorem, gross receipts, value added, franchise, profits, license, escheat, transfer, recording, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profit, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any related interest, penalties or other additions to tax, or additional amounts imposed by any such Taxing Authority.

“Tax Advisor” means a United States tax counsel or accountant of recognized national standing.

“Tax Attribute” means a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, general business credit or any other Tax item that could reduce a Tax.

“Taxing Authority” means a national, foreign, municipal, state, federal or other governmental authority responsible for the administration of any Tax.

“Tax Benefit Item” means any net operating loss, unused foreign Tax credit, unused charitable deduction, unused capital loss, or similar unused Tax benefit item arising with respect to the SpinCo Entities in a given taxable period, computed as though the SpinCo Entities had independently filed a federal, state or local Tax Return for such taxable period including all of the SpinCo Entities.

“Tax Controversy” means any pending or threatened audit, dispute, suit, action, proposed assessment or other proceeding relating to Taxes.

“Tax-Free Status” means the qualification of the Contribution and Distribution, taken together, (a) as a reorganization described in Sections 355(a) and 368(a)(1)(D) of the Code, (b) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(d), 355(e) and 361(c) of the Code and (c) as a transaction in which Parent, SpinCo and the shareholders of Parent recognize no income or gain for U.S. federal income tax purposes pursuant to Sections 355, 361 and 1032 of the Code, other than, in the case of Parent and SpinCo, intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code.

“Tax Opinion” means the opinion of Tax Advisor deliverable to Parent in connection with the Contribution and the Distribution.

“Tax-Related Losses” means (i) all federal, state and local Taxes (including interest and penalties thereon and without giving effect to any Tax Benefit Items of Parent or its Affiliates) imposed pursuant to any settlement, Final Determination, judgment or otherwise; (ii) all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes; and (iii) all costs, expenses and damages associated with stockholder litigation or controversies and any amount paid by Parent (or any Parent Affiliate) or SpinCo (or any SpinCo Affiliate) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Taxing Authority, in each case, resulting from the failure of the Contribution and the Distribution to qualify for the Tax-Free Status.

“Tax Return” means any return, filing, questionnaire or other document, including requests for extensions of time, filings made with estimated Tax payments, claims for refund and amended returns, that may be filed for any taxable period with any Taxing Authority in connection with any Tax (whether or not a payment is required to be made with respect to such filing) or any information reporting requirement.

“Timing Difference” means an adjustment to a Tax Return that results in (a) an increase in income, gain or recapture, or a decrease in deduction, loss or credit, of any Parent Entity for any

Pre-Closing Tax Period and (b) an increase in deduction, loss or credit, or a decrease in income, gain or recapture, of any member of the SpinCo Group for a Post-Closing Tax Period.

“Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor, which opinion and which Tax Advisor are acceptable to Parent, on which Parent may rely to the effect that a transaction will not affect the Tax-Free Status. Any such opinion must assume that the Contribution and Distribution would have qualified for Tax-Free Status if the transaction in question did not occur.

ARTICLE II

PREPARATION AND FILING OF TAX RETURNS

Section 2.01.         Parent Consolidated Group Tax Returns.

(a)           Parent shall timely prepare and file (or cause to be timely prepared and filed) all federal income Tax Returns for the Consolidated Group. The SpinCo Entities shall timely provide to Parent all financial data and any other information and documentation reasonably requested by Parent in connection with the filing of any such federal income Tax Returns.

(b)           Notwithstanding anything to the contrary in this Agreement, for all Tax purposes, the Parties shall report any Extraordinary Transactions that are caused or permitted by SpinCo or any SpinCo Entity on the Distribution Date after the Effective Time as occurring on the day after the Distribution Date pursuant to Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) or any similar or analogous provision of state, local or foreign Law.

Section 2.02. State Combined or Consolidated Returns.

(a)           Parent or one or more of its Subsidiaries shall prepare all State Combined or Consolidated Returns.  To the extent permitted by law, Parent (or one of its Subsidiaries) shall timely file each such State Combined or Consolidated Return.  If Parent (or one of its Subsidiaries) is not permitted to file any such State Combined or Consolidated Return, a SpinCo Entity shall file such State Combined or Consolidated Return.  The SpinCo Entities shall timely provide to Parent all financial data and any other information and documentation reasonably requested by Parent in connection with the preparation of any such State Combined or Consolidated Return.

(b)           To the extent reasonably requested by the SpinCo Entities and if the SpinCo Entities are responsible for any portion of the Taxes reported thereon, Parent shall (i) consult with the SpinCo Entities regarding the preparation of a State Combined or Consolidated Return and (ii) deliver any such State Combined or Consolidated Return to the SpinCo Entities for review and comment no later than five days prior to the date on which such State Combined or Consolidated Return is due.  Parent shall consider in good faith any changes to such State Combined or Consolidated Tax Return reasonably requested by the SpinCo Entities, to the extent that such changes relate to items for which the SpinCo Entities have responsibility hereunder.

Section 2.03.  Other Tax Returns of the SpinCo Entities.

(a)           Except as provided in Section 2.03(b), the SpinCo Entities shall timely prepare and file, or cause to be timely prepared and filed, all Tax Returns required to be filed by or with respect to the SpinCo Entities other than those described in sections 2.01 and 2.02 herein. The Tax Returns required to be prepared and filed by SpinCo under this Section 2.03(a) shall include (a) any SpinCo Federal Consolidated Income Tax Return for periods ending after the Distribution Date and  (b) SpinCo Separate Returns required to be filed for Tax periods ending after the Distribution Date.

(b)           To the extent any Tax Return described in Section 2.03(a) involves Pre-Closing Taxes (including any SpinCo Separate Return for periods ending on or prior to the Distribution Date), SpinCo shall (i) consult with Parent regarding the preparation of such Tax Return, (ii) deliver such Tax Return to Parent for review and comment no later than five days prior to the date on which such Tax Return is due and (iii) not file such return without Parent’s prior written consent.    A SpinCo Entity shall timely file such Tax Return and shall timely pay (or cause to be timely paid) any Tax that is due in connection with any such Tax Return.  Within 10 days of filing any such Tax Return, Parent shall pay SpinCo the amount of Pre-Closing Taxes shown on such Tax Return for which Parent is responsible pursuant to Article VI.

Section 2.04.         Notwithstanding anything herein to the contrary, SpinCo shall not on any Tax Return (i) claim any Tax deduction or Tax Benefit Item that has been or will be claimed by Parent on any Parent Tax Return, (ii) take any position in respect of a prior transaction that is inconsistent with the position taken by Parent on any Tax Return prepared by Parent in which any SpinCo Entity is included or (iii) take any position in respect of the transactions contemplated by the Separation Agreement inconsistent with the Tax-Free Status or the position taken by Parent on any Tax Return.

ARTICLE III

ALLOCATION AND PAYMENT OF CONSOLIDATED FEDERAL TAXES

Section 3.01.         Payment of Consolidated Federal Income Tax.  Parent shall be responsible for all payments of federal income Tax due with respect to the Consolidated Group.

Section 3.02.         Carrybacks.  In the event any federal Tax Benefit Item of the SpinCo Entities for any taxable period after they cease being Members of the Consolidated Group is eligible to be carried back to a taxable period while the SpinCo Entities were Members of the Consolidated Group, the SpinCo Entities shall, where possible, elect to carry such amounts forward to subsequent taxable periods.  If the SpinCo Entities are required by law to carry back any such federal Tax Benefit Item, the SpinCo Entities shall be entitled to a payment at the time and to the extent that such Tax Benefit Item reduces the federal income Tax liability of the Consolidated Group.  For purposes of computing the amount of the payment described in this section 3.02, one or more federal Tax Benefit Items shall be considered to have reduced the Consolidated Group’s federal income Tax liability in a given taxable period by an amount equal to the difference, if any, between (i) the amount of the Consolidated Group’s federal income Tax liability for the taxable period computed without regard to such federal Tax Benefit Item or Items and (ii) the amount of the Consolidated Group’s federal income Tax liability for the taxable period computed with regard to such federal Tax Benefit Item or Items.  For the avoidance of doubt, if the SpinCo Entities are required to carry back a federal Tax Benefit Item, such federal Tax Benefit Item shall reduce the Consolidated Group’s federal income Tax liability only after all federal Tax Benefit Items of Parent have been applied to reduce the Consolidated Group’s federal income Tax liability in such taxable period.  Appropriate reconciliation payments shall be made in the event that it is subsequently determined that a Tax Benefit Item did not reduce the Consolidated Group’s federal income Tax liabilities, including by reason of any such Tax Benefit Item being subsequently disallowed in whole or in part or by reason of other Tax benefits becoming available.

ARTICLE IV

ALLOCATION AND PAYMENT OF

COMBINED/CONSOLIDATED STATE AND LOCAL TAXES

Section 4.01.         Allocation of Combined/Consolidated State and Local Tax.  Except as provided in Section 4.01(a) below, Parent shall be responsible for any and all State Income Taxes due with respect to or required to be reported on any State Combined or Consolidated Return.

(a)           With respect to any State Combined or Consolidated Return relating to any Post-Closing Tax Period, SpinCo shall be liable to Parent for any State Income Taxes attributable to such Post-Closing Tax Period.

(b)           If, with respect to any State Combined or Consolidated Return relating to any Post-Closing Tax Period, a Tax Attribute of any of the SpinCo Entities arising in such Post-Closing Tax Period actually reduces the combined Tax liability on the State Combined or Consolidated Return below the amount that would have been payable by Parent if the SpinCo Entities had not been included in such Tax return (the “Parent Reduction”), then Parent shall be liable to SpinCo in an amount equal to the Parent Reduction.

(c)           With respect to any State Combined or Consolidated Return that is not an income Tax Return, the applicable state or local Tax liability shall be allocated among the SpinCo Entities and all the other State Affiliated Companies pro rata based on the Tax that would have been paid by the SpinCo Entities as one group, on the one hand, and all other State Affiliated Companies as a separate group, on the other hand.

Section 4.02.         Payment.

(a)           The computation of the state or local Tax allocations, as well as any required payment to and from Parent, shall be made within 10 days after Parent or any of its Affiliates (other than the SpinCo Entities), makes a payment to, or receives a payment credit or offset from, any Taxing Authority pursuant to this Article IV.  All decisions relating to the allocation and payment of Taxes under this Article IV shall be made at the reasonable discretion of Parent.

(b)           The same method used for the calculation of estimated Tax for any State Combined or Consolidated Return shall be used to determine the amount of estimated Tax allocated to the SpinCo Entities.  With regard to any estimated Tax that is calculated based upon income of a prior taxable period, the payments under this Agreement shall also be calculated based upon such income and appropriate adjustments made when the final Tax Return is filed with respect to such estimated Tax.  For estimated Tax calculated in any other manner, the payments under this Agreement shall be determined based upon the principles of section 4.01.

ARTICLE V

ALLOCATION AND PAYMENT OF OTHER TAXES

Section 5.01          Other Taxes.  Except as set forth in Sections 5.02 and 5.03, all Taxes of (or with respect to) a SpinCo Entity or the SpinCo Business shall be paid by the SpinCo Entities, other than (i) Taxes of the Consolidated Group, (ii) Taxes reportable on a Tax Return described in Section 2.02(a) (other than such Taxes for which the SpinCo Entities are responsible pursuant to Article IV), and (iii) any Pre-Closing Taxes.

Section 5.02          Non-Income Taxes.  Notwithstanding any other provision of this Agreement, SpinCo shall be responsible for and pay all (i) Property Taxes and (ii) any Sales and Use Taxes reflected on a Tax Return required to be filed after the Distribution Date, in each case other than such Taxes that are Pre-Closing Taxes.

Section 5.03          Escheat Taxes.     (a)  Parent shall be responsible for (and shall indemnify the SpinCo Entities from and against) any escheat or unclaimed property Taxes with respect to Tax Returns filed or required to be filed prior to the Distribution Date.

(b)           Any refund of any escheat or unclaimed property Taxes attributable to any Pre-Closing Tax Period (including, for the avoidance of doubt, capital recovery items originating in any Pre-Closing Tax Period) shall be for the benefit of Parent and any such refund received by any member of the SpinCo Group shall be paid over to Parent within 10 days of receipt by the SpinCo Group member.

ARTICLE VI

TAX DEFICIENCIES AND REFUNDS; INDEMNIFICATION

6.01.       Pre-Closing Taxes.  Except as set forth in Section 5.03, Parent shall be responsible for (and shall indemnify the SpinCo Entities from and against) all Pre-Closing Taxes, including any Pre-Closing Taxes resulting from any audit, amendment, other change or adjustment, Taxes of the Consolidated Group, and Taxes reportable on a Tax Return described in Section 2.02(a) (to the extent allocated to Parent under Article IV).  Any refund of Pre-Closing Taxes and such other Taxes for which Parent is responsible (whether by payment, credit, offset against other Taxes due or otherwise) shall be for the benefit of (and paid to) Parent.

6.02.       Timing Differences.

(a) If any audit, amendment, other change or adjustment to any Tax Return, pursuant to a Final Determination, results in a Timing Difference, then for each Post-Closing Tax Period in which a member of the SpinCo Group actually realizes a Tax benefit by reason of such Timing Difference, SpinCo shall pay to Parent an amount equal to such Tax benefit within 10 days of such benefit being realized.

(b) If any audit, amendment, other change or adjustment to any Tax Return, pursuant to a Final Determination, results in a Reverse Timing Difference, then for each Pre-

Closing Tax Period in which any Parent Entity actually realizes a Tax benefit by reason of such Reverse Timing Difference, Parent shall pay to SpinCo an amount equal to such Tax benefit within 10 days of such benefit being realized.

6.03.       Indemnification.

(a) SpinCo Liability.  SpinCo shall be liable for, and shall indemnify and hold harmless Parent and any Parent Entities from and against any liability for, (i) Taxes which are allocated to SpinCo under Articles IV and V, (ii) Taxes resulting from a breach by SpinCo of any covenant in this Agreement, (iii) any Tax-Related Losses for which SpinCo is responsible pursuant to Section 8.05 of this Agreement, and (iv) any stamp, sales and use, gross receipts, value-added or other transfer Taxes imposed on any SpinCo Entity (if such entity is primarily liable for such Tax) on the transfers occurring pursuant to the transactions contemplated by the Separation Agreement.

(b) Parent Liability.  Parent shall be liable for, and shall indemnify and hold harmless SpinCo and the SpinCo Entities from and against any liability for, (i) Taxes which are allocated to Parent under Articles III, IV and VI, (ii) Taxes resulting from a breach by Parent of any covenant in this Agreement, (iii) any Tax-Related Losses for which Parent is responsible pursuant to Section 8.05 of this Agreement, and (iv) any stamp, sales and use, gross receipts, value-added or other transfer Taxes imposed on any Parent Entity (if such entity is primarily liable for such Tax) on the transfers occurring pursuant to the transactions contemplated by the Separation Agreement.

6.04.       Characterization of and Adjustments to Payments.

(a)           For all Tax purposes, Parent and SpinCo agree to treat any payment required by this Agreement (other than payments with respect to interest accruing after the Distribution Date) as either a contribution by Parent to SpinCo or a distribution by SpinCo to Parent, as the case may be, occurring immediately prior to the Distribution Date or as a payment of an assumed or retained liability.

(b)           Any indemnity payment under this Agreement shall be increased to take into account any inclusion in income of the indemnified party arising from the receipt of such indemnity payment and shall be decreased to take into account any reduction in income of the indemnified party arising from such indemnified liability. For purposes hereof, any inclusion or reduction shall be determined (i) using the highest marginal rates in effect at the time of the determination and (ii) assuming that the indemnified party will be liable for Taxes at such rate and has no Tax Attributes at the time of the determination.

ARTICLE VII

COOPERATION AND TAX CONTROVERSY

Section 7.01.         Cooperation.

(a)           Parent and the SpinCo Entities shall cooperate fully at such time and to the extent reasonably requested by the other party in connection with the preparation and filing of any Tax Return or the conduct of any Tax Controversy concerning any issues or any other matter contemplated hereunder.  Such cooperation shall include, without limitation, (i) the retention and provision on demand of books, records, documentation or other information relating to any Tax Return until the later of (x) the expiration of the applicable federal or state statute of limitation (giving effect to any extension, waiver, or mitigation thereof) and (y) in the event any claim has been made under this Agreement for which such information is relevant, until a Final Determination with respect to such claim; (ii) the filing or execution of any document that may be necessary or reasonably helpful in connection with the filing of any Tax Return, or claim for a refund of Taxes previously paid, by either party, or in connection with any Tax Controversy addressed in the preceding sentence (including a requisite power of attorney); and (iii) the use of the parties’ reasonable best efforts to obtain any documentation from a governmental authority or a third party that may be necessary or helpful in connection with the foregoing.  Each party shall make its employees and facilities reasonably available on a mutually convenient basis to facilitate such cooperation.

(b)           Parent and the SpinCo Entities shall use reasonable efforts to keep each other informed as to the status of Tax Controversies involving any issue which could give rise to any liability of the other party under this Agreement.  Parent and the SpinCo Entities shall each promptly notify the other of any inquiries by any Taxing Authority or any other administrative, judicial or other governmental authority that relate to any Tax that may be imposed on the other or any Affiliate of the other that might give rise to any liability under this Agreement.  Parent shall have sole control of any Tax Controversy relating to the Consolidated Group or to any Pre-Closing Taxes.  Parent shall have sole control of any Tax Controversy relating to any State Combined and Consolidated Return, provided, that in the case of any such Tax Controversy that may affect Taxes for which the SpinCo Entities have responsibility hereunder, the SpinCo Entities may participate in such Tax Controversies at their own expense.  If the potential liability of the SpinCo Entities under this Agreement relating to any Tax Controversy exceeds $5,000,000, Parent shall not settle or concede such Tax Controversy without the prior written consent of the SpinCo Entities, not to be unreasonably withheld, conditioned or delayed.

Section 7.02.         Contest Provisions.  Subject to the cooperation provisions in section 7.01, Parent shall have the right to resolve any difference or disagreement on any matter that arises out of the application and interpretation of this Agreement; provided, however, that Parent shall (i) in good faith cooperate and consult with the SpinCo Entities in an effort to resolve any differences with respect to Parent’s position with regard to such matter, (ii) in good faith consider the SpinCo Entities’ position on such matter and (iii) advise the SpinCo Entities of the reason for rejecting any such recommendation for alternative positions.

ARTICLE VIII

TAX-FREE STATUS

Section 8.01.  Tax Opinions and Representation Letters.

(a) Each of SpinCo and Parent hereby represents and agrees that (A) it has read and reviewed the Representation Letters prior to the Distribution Date and (B) subject to any qualifications therein, all information contained in such Representation Letters that concerns or relates to such company or any of its Subsidiaries are true, correct and complete.

Section 8.02.  Restrictions on SpinCo.

(a) SpinCo agrees that it will not take or fail to take, or permit any SpinCo Entity to take or fail to take, any action where such action or failure to act would be inconsistent with or cause to be untrue any material, information, covenant or representation in any Representation Letters or Tax Opinion.  SpinCo agrees that it will not take or fail to take, or permit any SpinCo Entity to take or fail to take, any action which prevents or could reasonably be expected to prevent (A) the Tax-Free Status, or (B) any transaction contemplated by the Separation Agreement which is intended by the parties to be tax-free from so qualifying, including, in the case of SpinCo, issuing any SpinCo Capital Stock that would prevent the Distribution from qualifying as a tax-free distribution within the meaning of Section 355 of the Code.

(b) SpinCo agrees that, from the date hereof until the first day after the two-year anniversary of the Distribution Date, it will (i) maintain its status as a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code and (ii) not engage in any transaction that would result in it ceasing to be a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, in each case, taking into account Section 355(b)(3) of the Code.

(c) SpinCo agrees that, from the date hereof until the first day after the two-year anniversary of the Distribution Date, it will not (i) enter into any Proposed Acquisition Transaction or, to the extent SpinCo has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur, (ii) merge or consolidate with any other Person or liquidate or partially liquidate, (iii) in a single transaction or series of transactions sell or transfer (other than sales or transfers of inventory in the ordinary course of business) 30% or more of the gross assets of the Active Trade or Business or 30% or more of the consolidated gross assets of SpinCo and its Affiliates (such percentages to be measured based on fair market value as of the Distribution Date), (iv) redeem or otherwise repurchase (directly or through a SpinCo Affiliate) any SpinCo stock, or rights to acquire stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48), (v) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of SpinCo Capital Stock (including, without limitation, through the conversion of one class of SpinCo Capital Stock into another class of SpinCo Capital Stock) or (vi) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Representation Letters or the Tax Opinion) which in the aggregate (and taking into account any other transactions described in this subparagraph (d)) would be reasonably likely to have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire directly or indirectly stock representing a Fifty-Percent or Greater Interest in SpinCo or otherwise jeopardize the Tax-Free Status, unless prior to taking any such action set forth in the foregoing clauses (i) through (vi), (A) SpinCo shall provide Parent with an Unqualified Tax Opinion in form and substance satisfactory to Parent in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status (and in determining whether an opinion is satisfactory, Parent may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations if used as a basis for the opinion) (B) SpinCo shall have requested Parent to obtain a supplemental ruling in accordance with Section 8.03 of this Agreement to the effect that such action  will not affect the Tax-Free Status and Parent shall have received such a supplemental ruling in form and substance reasonably satisfactory to it or (C) Parent shall have waived the requirement to obtain such Unqualified Tax Opinion or supplemental ruling.

(d) Certain Issuances of SpinCo Capital Stock. If SpinCo proposes to enter into any Section 8.02(d) Acquisition Transaction or, to the extent SpinCo has the right to prohibit any Section 8.02(d) Acquisition Transaction, proposes to permit any Section 8.02(d) Acquisition Transaction to occur, in each case, during the period from the date hereof until the first day after the two-year anniversary of the Distribution Date, SpinCo shall provide Parent, no later than ten days following the signing of any written agreement with respect to the Section 8.02(d) Acquisition Transaction, with a written description of such transaction (including the type and amount of SpinCo Capital Stock to be issued in such transaction) and a certificate of the Board of Directors of SpinCo to the effect that the Section 8.02(d) Acquisition Transaction is not a Proposed Acquisition Transaction or any other transaction to which the requirements of Section 8.02(c) apply (a “Board Certificate”).

(e) Distributions by Foreign SpinCo Subsidiaries. Until December 28, 2015, SpinCo shall neither cause nor permit any foreign Subsidiary of SpinCo to enter into any transaction or take any action that would be considered under the Code to constitute the declaration or payment of a dividend (including pursuant to Section 304 of the Code) without obtaining the prior written consent of Parent (such prior written consent not to be unreasonably withheld).

Section 8.03.  Procedures Regarding Opinions and Rulings.

(a) If SpinCo notifies Parent that it desires to take one of the actions described in clauses (i) through (vi) of Section 8.02(c) (a “Notified Action”), Parent and SpinCo shall reasonably cooperate to attempt to obtain the Unqualified Tax Opinion or supplemental ruling from the IRS referred to in Section 8.02(c), unless Parent shall have waived the requirement to obtain such Unqualified Tax Opinion or supplemental ruling.  If such a ruling is to be sought, Parent shall apply for such ruling and Parent and SpinCo shall jointly control the process of obtaining such ruling.  In no event shall Parent be required to file any ruling request under this Section 8.03(a) unless SpinCo represents that (i) it has read such ruling request, and (ii) all information and representations, if any, relating to any member of the SpinCo Group, contained in such ruling request documents are (subject to any qualifications therein) true, correct and complete.  Parent and SpinCo shall each bear its own costs and expenses in obtaining a supplemental ruling requested by SpinCo.

(b) Unqualified Tax Opinion at SpinCo’s Request. Parent agrees that at the reasonable request of SpinCo, Parent shall cooperate with SpinCo’s efforts to obtain, as expeditiously as possible, an Unqualified Tax Opinion for the purpose of permitting SpinCo to take the Notified Action. Parent and SpinCo shall each bear its own costs and expenses in obtaining an Unqualified Tax Opinion requested by SpinCo.

(c) Unqualified Tax Opinion at Parent’s Request. Parent shall have the right to obtain a supplemental ruling or an Unqualified Tax Opinion at any time in its sole and absolute discretion. If Parent determines to obtain a supplemental ruling or an Unqualified Tax Opinion, SpinCo shall (and shall cause each Affiliate of SpinCo to) cooperate with Parent and take any and all actions reasonably requested by Parent in connection with obtaining the supplemental ruling or Unqualified Tax Opinion (including, without limitation, by making any representation or covenant or providing any materials or information requested by Tax Advisor or the IRS). Parent and SpinCo shall each bear its own costs and expenses in obtaining an Unqualified Tax Opinion or supplemental ruling requested by Parent.

(d) Except as provided in Sections 8.03(a) and (b) neither SpinCo nor any SpinCo Affiliate shall seek any guidance from the IRS or any other Taxing Authority (whether written, verbal or otherwise) at any time concerning the Distribution (including the impact of any transaction on the Distribution).

Section 8.04.  [RESERVED]

Section 8.05.  Liability for Tax-Related Losses.

(a) Notwithstanding anything in this Agreement or the Separation Agreement to the contrary, subject to Section 8.05(c), SpinCo shall be responsible for, and shall indemnify and hold harmless Parent and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of any Tax-Related Losses that are attributable to or result from any one or more of the following: (A) the acquisition (other than pursuant to the Contribution or the Distribution) of all or a portion of SpinCo’s stock and/or its or its subsidiaries’ assets by any means whatsoever by any Person, (B) any negotiations, understandings, agreements or arrangements by SpinCo with respect to transactions or events (including, without limitation, stock issuances, pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions, or a series of such transactions or events) that cause the Distribution to be treated as part of a plan pursuant to which one or more Persons acquire directly or indirectly stock of SpinCo representing a Fifty-Percent or Greater Interest therein, (C) any action or failure to act by SpinCo  after the Distribution (including, without limitation, any amendment to SpinCo’s certificate of incorporation (or other organizational documents), whether through a stockholder vote or otherwise) affecting the voting rights of SpinCo stock (including, without limitation, through the conversion of one class of SpinCo Capital Stock into another class of SpinCo Capital Stock), (D) any act or failure to act by SpinCo or any SpinCo Affiliate described in Section 8.02 (regardless whether such act or failure to act is covered by a supplemental ruling, Unqualified Tax Opinion or waiver described in clause (A), (B) or (C) of Section 8.02(c), a Board Certificate described in Section 8.02(d) or a consent described in Section 8.02(e) ) or (E) any breach by SpinCo of its agreement and representation set forth in Section 8.01(a).

(b) Notwithstanding anything in this Agreement or the Separation Agreement to the contrary, subject to Section 8.05(c), Parent shall be responsible for, and shall indemnify and hold harmless SpinCo and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of any Tax-Related Losses that are attributable to, or result from any one or more of the following: (A) the acquisition (other than pursuant to the Contribution or the Distribution) of all or a portion of Parent’s stock and/or its assets by any means whatsoever by any Person, (B) any negotiations, agreements or arrangements by Parent with respect to transactions or events (including, without limitation, stock issuances, pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions, or a series of such transactions or events) that cause the Distribution to be treated as part of a plan pursuant to which one or more Persons acquire directly or indirectly stock of Parent representing a Fifty-Percent or Greater Interest therein, or (C) any breach by Parent of its agreement and representation set forth in Section 8.01(a).

(c)To the extent that any Tax-Related Loss is subject to indemnity under both Sections 8.05(a) and (b), responsibility for such Tax-Related Loss shall be shared by Parent and SpinCo according to relative fault.

(d) SpinCo shall pay Parent the amount of any Tax-Related Losses for which SpinCo is responsible under this Section 8.05: (A) in the case of Tax-Related Losses described in clause (i) of the definition of Tax-Related Losses no later than five days prior to the date Parent files, or causes to be filed, the applicable Tax Return for the year of the Contribution or Distribution, as applicable (the “Filing Date”) (provided that if such Tax-Related Losses arise pursuant to a Final Determination described in clause (i), (ii) or (iii) of the definition of “Final Determination”, then SpinCo shall pay Parent no later than five days after the date of such Final Determination with interest calculated at a rate per annum equal to the Prime Rate plus two percent, from the date that is five days prior to the Filing Date through the date of such Final Determination) and (B) in the case of Tax-Related Losses described in clause (ii) or (iii) of the definition of Tax-Related Losses, no later than five days after the date Parent pays such Tax-Related Losses. Parent shall pay SpinCo the amount of any Tax-Related Losses (described in clause (ii) or (iii) of the definition of Tax-Related Loss) for which Parent is responsible under this Section 8.05 no later than five days after the date SpinCo pays such Tax-Related Losses.

Section 8.06.  336(e) Election.  The Parties agree that (i) Parent and SpinCo shall enter into a written, binding agreement and (ii) Parent shall timely make a protective election under Section 336(e) of the Code (and any similar provision of any U.S. state or local jurisdiction) and Treasury Regulation Section 1.336-2(j) (a “Protective Section 336(e) Election”) with respect to the Distribution, in each case, in accordance with Treasury Regulation Section 1.336-2(h).  Parent shall timely file such forms as may be contemplated by applicable Tax law or administrative practice to effect such Protective Section 336(e) Election.  To the extent, pursuant to a Final Determination, the Distribution constitutes a “qualified stock disposition,” as defined in Treasury Regulation Section 1.336-1(b)(6), the Parties shall not and shall not permit any of their respective Subsidiaries to, take any position for Tax purposes inconsistent with the relevant Protective Section 336(e) Election, except as may be required pursuant to a Final Determination.  For the avoidance of doubt, in the event that (x) Section 336(e) applies to the Distribution and (y) neither Section 355(c) nor Section 361(c) applies to the Internal Distribution, Parent shall be permitted to make an election under Treasury Regulation Section 1.1502-13(f)(5)(ii) in accordance with Treasury Regulation Section 1.1502-13(f)(5)(ii)(E) and specifying Treasury Regulation Section 1.1502-13(f)(5)(ii)(C) as the basis for relief.

Section 8.07.  Tax Reporting.  Each of Parent and SpinCo covenants and agrees that it will not take, and will cause its respective Affiliates to refrain from taking, any position on any Tax Return that is inconsistent with the Tax-Free Status.

ARTICLE IX

MISCELLANEOUS

Section 9.01.         Effective Date.  This Agreement applies to all matters related to any Tax Returns filed, Taxes paid, adjustments made in respect of any Tax, and any other matters involving Taxes on or after the Distribution Date between or among (i) Parent or any of its Subsidiaries (other than the SpinCo Entities) and (ii) the SpinCo Entities.  Notwithstanding any other provisions of this Agreement, the representations and covenants of Section 8.01 shall be effective as of the date of this Agreement.

Section 9.02.  Counterparts; Entire Agreement; Corporate Power.

(a)           This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

(b)           This Agreement, the Separation and Distribution Agreement and the Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.

(c)           Parent represents on behalf of itself and, to the extent applicable, each of its Subsidiaries, and SpinCo represents on behalf of itself and, to the extent applicable, each of its Subsidiaries, as follows:

(i)            each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(ii)           this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it and is enforceable in accordance with the terms hereof.

Each Party acknowledges and agrees that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement.  Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

Section 9.03.         Notices.  All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.03):

If to Parent, to:

TEGNA Inc.
7950 Jones Branch Drive
McLean, Virginia 22107
Attention:  General Counsel

If to SpinCo, to:

Gannett Co, Inc.
7950 Jones Branch Drive
McLean, Virginia 22107
Attention:  Chief Legal Officer

Any Party may, by notice to the other Party, change the address to which such notices are to be given.

Section 9.04.         Governing Law.  This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of Laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.

Section 9.05.         Assignability.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that neither Party may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party hereto.  Notwithstanding the foregoing, no such consent shall be required for the assignment of a party’s rights and obligations under this Agreement, the Separation Agreement and all other Ancillary Agreements (except as may be otherwise provided in any such Ancillary Agreement) in whole (i.e., the assignment of a party’s rights and obligations under this Agreement and all Ancillary Agreements all at the same time) in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party.  Nothing herein is intended to, or shall be construed to, prohibit either Party or any member of its Group from being party to or undertaking a change of control.

Section 9.06.         Dispute Resolution.  The dispute resolution procedures set forth in Article VII of the Separation Agreement shall apply to any dispute, controversy or claim arising out of or relating to this Agreement.

Section 9.07.         Intended Third Party Beneficiaries.  This Agreement is solely for the benefit of the parties to this Agreement and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without this Agreement.

Section 9.08.         Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid,

void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.  Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

Section 9.09.         Expenses.  Unless otherwise expressly provided in this Agreement, each party shall bear any and all expenses that arise from its respective obligations under this Agreement.  In the event either party to this Agreement brings an action or proceeding for the breach or enforcement of this Agreement, the prevailing party in such action or proceeding, whether or not such action or proceeding proceeds to final judgment, shall be entitled to recover as an element of its costs, and not as damages, such reasonable attorneys’ fees as may be awarded in the action or proceeding in addition to whatever other relief to which the prevailing party may be entitled.

Section 9.10.         Headings.  The Article, Section and Paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.11.         Survival of Covenants.  Except as expressly set forth in this Agreement, the covenants, representations and warranties and other agreements contained in this Agreement, and Liability for the breach of any obligations contained herein, shall survive the Effective Time and shall remain in full force and effect thereafter.

Section 9.12.         Waivers of Default.  Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the waiving Party.  No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.13.         Amendments.  No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

Section 9.14.         Mutual Drafting.  This Agreement shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable to this Agreement.

[Remainder of page intentionally left blank; signature page to follow]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

GANNETT CO., INC.

By:	/s/ Todd A. Mayman
Name:	Todd A. Mayman
Title:	Senior Vice President, General Counsel and Secretary

GANNETT SPINCO, INC.

By:	/s/ Todd A. Mayman
Name:	Todd A. Mayman
Title:	Vice President

[Signature Page to Tax Matters Agreement]